FORM 10-QSB
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                 (Mark one)
        [X]  QUARTEPLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                   For the quarterly period ended MARCH 31,1995
                                     or
        [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                        For the transition period from to

                      Commission File Number 33-26545-A

                       PONTE VEDRA BANKING CORPORATION
      (Exact name of small business issuer as specificd in its charter)

                 Florida                        59-2921958
        (State of Incorporation)    (I.R.S. Employer Identification No.)

100 Sawrass Corners Drive, Ponte Vedra Beach, FL      32082
(Address of principal executive offices)          (Zip Code)

                               (904) 285-7222
               (Issuers telephone number, including area code)

                               Non-Applicable
 (Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

  (1) YES [X] NO [ ]

  (2) YES [X] NO [ ]

The number of shares of the issuer's $1.00 par value common stock outstanding as of March 31, 1995, was 639,120.

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                       PONTE VEDRA BANKING CORPORATION
                                    INDEX


Part 1.Financial Information                                       Page

Item 1. Financial Statements - Unaudited

          Consolidated Balance Sheets -- as of December
          31, 1994, and March 30, 1995                               3

          Consolidated Statements of Income (Loss) --
          Three Months ended March 31, 1994 and 1995                 4

          Consolidated Statements of Cash Flows - Three
          Months ended March 31, 1994 and 1995                       5

          Notes to Consolidated Financial Statements                 6

Item 2.  Management's Discussion and Analysis of
         Financial Condition and Results of Operations               8

Part II. Other Information                                          11

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PART I. FINANCIAL INFORMATION

PONTE VEDRA BANKING CORPORATION
CONSOLIDATED BALANCE SHEETS
                                                             December 31,   March 31,
                                                                1994          1995
(In thousands)<F1>                                            (Audited)    (Unaudited)
ASSETS
Cash and Due From Banks                                          $7,657        $5,111
Interest Bearing Deposits in Banks                                  100           100
Federal Funds Sold                                                1,700           500
Investment Securities Held to Maturity (Note 2)                  10,397         9,453
Investment Securities Available for Sale (Note 2)                 1,909         1,941
Loans, Less Allowance for Loan Losses                            48,500        52,411
Property, Equipment and Leashold Improvements, net                3,274         3,191
Accrued interest receivable                                         349           297
Other assets                                                        282           278
   Total Assets                                                 $74,168       $73,282

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Demand                                                        $17,349       $18,009
  NOW Accounts                                                   10,891         9,703
  Savings                                                         4,251         3,911
  Money Market Accounts                                          12,534        11,675
  Certificates of Deposit Under $100,000                         15,878        15,996
  Certificates of Deposit $100,000 and Over                       6,224         5,848
    Total Deposits                                               67,127        65,142

Securities Sold Under Agreements to Repurchase                      622         1,655
Acrued Interest Payable                                              52            57
Other Liabilities                                                   146           168
    Total Liabilities                                            67,947        67,022

Commitments and Contingent Liabilities
Common stock, Par value $1, 1,000,000 shares authorized;
  652,290 shares issued at December 31, 1994 and March 31, 1995     653           653
Capital in Excess of Par                                          5,818         5,821
Net Unrealized Gain (loss) on Investment Securities
  Available For Sale                                                (13)           10
Retained Earnings                                                  (206)          (89)
Treasury Stock (4,700 Shares and 13,800 shares, respectively),
  at cost (Note 4)                                                  (31)         (135)
   Total Stockholders' equity                                     6,221         6,260
   Total liabilities and stockholders' equity                   $74,168       $73,282

<F1> See Accompanying Notes to Consolidated Financial Statements.

PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
                                                           For the Three Months
                                                              ended March 31,
(000's omitted - except per share data)(Unaudited)<F1>       1994        1995
Interest Income:
 Interest and Fees on Loans                                   $824      $1,208
 Interest on Investment Securities                             135         134
 Interest on Federal Funds Sold                                  3          30
 Interest on Deposits in Bank                                    1           1
     Total Interest Income                                     963       1,373
Interest expense:
 Interest on Deposits                                          216         419
 Other                                                           7          17
     Total Interest Expense                                    223         436
     Net interest income                                       740         937
Provision for loan losses                                       36           -
     Net Interest Income After Provision
       for Loan Losses                                         704         937

Other Income:
 Service Fees                                                  130         169
 Securities Transactions                                         -           -
 Other Operating Income                                         94          57
     Total Other Income                                        224         226

Other Expenses:
 Salaries and Benefits                                         487         500
 Occupancy Expense                                             247         270
 Other Operating Expense                                       205         207
     Total Other Expense                                       939         977
Income Before Income Taxes                                     (11)        186
Income Tax Expense                                               -          69
     Net Income                                               $(11)       $117

Earnings Per Share:
 Net Income                                                 $(0.02)      $0.18
 Weighted Average Shares Outstanding                           648         639

<F1> See Accompanying Notes to Consolidated Financial Statements.

PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                         For the Three Months
                                                            Ended March 31,
(In thousands)<F1>                                          1994        1995
Cash Flow from Operating Activities:
 Net income                                                 $(11)       $117
 Adjustments to Reconcile Net Income to Cash
  Provided by Operating Activities:
   Provision for Loan Losses                                  36           -
   Depreciation                                               62          85
   Accretion/Amortization on Securities                       62          70
   Change In:
    Interest Receivable                                      138          52)
    Interest Payable                                          (1)          6
    Other liabilities                                        (67)         21
    Other assets                                            (267)          4
     Cash Used in Operating Activities                       (48)        355

Cash Flows from Investing Activities:
 Purchases of Investment Securities                            -           -
 Proceeds from Maturities and
   Sales of Investment Securities                            (62)        827
 Loans Originated                                         (9,167)    (10,559)
 Principal Collected on Loans                              6,163       6,648
 Purchase of Property and Equipment, Net                     (78)       (169)
      Cash Used in Investing Activities                   (3,144)     (3,253)

Cash Flows from Financing Activities:
 Net Increase (Decrease) in Demand Deposits
  NOW Accounts, Savings and
  Money Market Accounts                                     (144)     (1,726)
 Net Increase (Decrease) in
  Certificates of Deposit                                      5        (259)
 Federal Funds Purchased
 Net Increase (Decrease) in Securities Sold
  Under Agreements to Repurchase                            (287)      1,033
 Treasury Stock Transactions, net                              -         104
      Cash Provided by (Used in) Financing
       Activities                                           (426)       (848)

Net Increase (Decrease) in Cash and Cash Equivalents      (3,618)     (3,746)
Cash and Cash Equivalents, Beginning of Period            10,305       9,457
Cash and Cash Equivalents, End of Period                  $6,687      $5,711

<F1> See Accompanying Notes to Consolidated Financial Statements

                              Page 5 of 11

               PONTE VEDRA BANKING CORPORATION AND SUBSIDIARY
             NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                           March 31, 1995 AND 1994

Note 1 - Interim Statement Adjustments

The unaudited interim consolidated financial statements reflect all adjustments that are, in the opinion of management, necessary to a fair statement of the results for the periods presented. All adjustments are of a normal and recurring nature. The interim consolidated financial statements are designed to be read in conjunction with the most recent annual report.

Note 2 - Accounting Policies

Investment Securities
The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. In accordance with SFAS No. 115, securities are classified as either held to maturity, available for sale or trading.

Gains and losses are recognized and shown separately in the Statements of Income upon realization or when impairment of values is deemed to be other than temporary. These gains and losses are recognized using the specific identification method. Unrealized holding gains and losses for securities available for sale are excluded from the Statements of Income and are reported net of taxes as a separate component of shareholders' equity until realized.

Income Taxes
Provision for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, 'Accounting for Income Taxes." As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Note 3 - Background and Organization

Ponte Vedra Banking Corporation (the Company) was incorporated effective October 4, 1988, primarily to serve as the holding company for a national banking association (the Bank). In 1989, the Company raised $6,451,000 (net of selling expenses) through an offering of its common stock, of which $5,500,000 was used to capitalize the Bank. The Bank opened for business December 18, 1989, under the name "Ponte Vedra National Bank." The Bank is headquartered in Ponte Vedra Beach, Florida. The Bank is operating in the Beaches Service Area which includes Ponte Vedra Beach, Jacksonville Beach, Neptune Beach and Atlantic Beach, Florida. The Company owns 100% of the common stock of the Bank.

Note 4 - Commitents and Related Party Transactions

Treasury Stock and Stock Bonuses
The Company held $30,550 of Treasury Stock (4,700 Shares) at December 31, 1994. Effective December 31, 1994, the bank accrued non-executive officer bonuses. These non-executive officer stock bonuses were purchased from the Company by the Bank in January, 1995 (900 shares at $10.00 per share), resulting in $24,700 of Treasury Stock (3,800 shares) at January 31, 1995. Subsequently, on March 31, 1995, the Company acquired 10,000 of its stock at $11.00 a share. As of March 31, 1995, the Company holds $134,700 of Treasury Stock (13,800 shares).

Item 2. - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion sets forth the major factors that have affected the Registrant's financial condition and results of operations for the quarter ended March 31, 1995, as reflected in the consolidated financial statements included at pages 3 - 7 of this Quarterly Report on Form 10-QSB. These comments should be read in conjunction with the consolidated financial statements and with the management's discussion and analysis of financial condition and result of operations in the Annual Report on Form 10-KSB.

1. Earnings.
Gross earnings results for the first quarter, 1995, were the best in the historry of the Bank. Income before extraordinary items, securities gains or income taxes for the quarter increased from a loss of $11,000 as of March 31, 1994, to a profit of $186,000 for the period ended March 31, 1995. This 1995 first quarter income is a 1,792% increase over the same period last year.

Record net income can be primarily attributed to a 33% increase in net interest income, contributed by a 29% increase in earning assets. Interest income rose 43% while interest expense showed an increase of 96%, The marked increase in interest expense is attributable to a rising rate environment coupled with a interest bearing deposit growth of 22% for the period from March 31, 1994, to March 31, 1995.

Other income, as well as other expense, remained primarily static when comparing the two periods. However, during the second quarter of 1994, a Small Business Administration Department was established at the Bank to increase non-interest fee income. At the same time, the bank began the downsizing of bank personnel. Management expects that these two factors will dramatically impact comparisons of prior periods when filing future 1995 quarterly reports.

2. Dividends.
There were no dividends paid or declared by the Registrant during the quarter ended March 31, 1995, nor during any prior quarter.

3. Liquidity and Capital Adequacy.
The Bank's goal is to maintain adequate liquidity to meet potential funding needs of loan and deposit customers. This is achieved by maintaining a stable base of core deposits and other interest-bearing funds augmented by a marked diversity in customers, products and market areas. The ability to maintain liquidity also is enhanced by earnings power and adequate capital. The Bank's ALCO committee meets semi-monthly to establishes guidelines on all rates paid on deposits or generated from loans while tracking liquidity needs and ensuring adequate funding capacity.

New risk-based capital guidelines have been developed that assign weighted levels of risk to assets and certain other financial instruments in order to assess capital adequacy. At March 31, 1995, the Bank and Holding Company exceeded these new capital requirements. The Registrants capital ratio is 12.65%, risk-based capital ratio is 13.65% and the leverage capital ratio is 8.26% at March 31, 1995.

4. Net Interest income.
Net interest income (before provision for loan losses), the difference between interest and fees earned on earning assets and the interest incurred on interest-bearing liabilities, remains a strong contributor to the Bank's earnings. For the three months ended March 31, 1995, net interest income (before provision for loan losses) was $937,000, a 27% increase from the same period last year of $740,000. Of earning assets, growth was strongest in loans ($38,457,000 at March 31, 1994, compared to $52,411,000 at March 31,
1995), representing 36% of the total earning assets growth.

Earning assets increased over 29% compared to the same period last year. The growth in time deposits under $100,000, has helped provide sufficient funds to satisfy the majority of loan volume of the Bank's customers and has kept the Bank from becoming dependent upon time deposits of $100,000 or more.

The Bank, primarily through its ALCO committee, actively manages this income source to provide the largest possible amount of income while balancing interest rate and liquidity risks.

5. Trends.
Registrant is unaware of any trends, events or uncertainties that will have or that are reasonably likely to have a material effect on the Registrant's liquidity, capital resources or operations. The Registrant is unaware of any current recommendations by the regulatory authorities to which its operations are subject that if they were to be implemented would have such an effect.

6. Problem Loans and Provision for Loan Losses.
Non-performing loans at March 31, 1995, totaled $1,218,000. These loans were current as to the payment of principal and interest, but were placed in non-performing status because of uncertainty over the Borrowers' ability to make future payments. These non-performing loans comprise slightly more than 2% of total loans outstanding as of March 31, 1995. While first quarter 1995 non-performing loans look significantly higher than the same period last year ($126,000 as of March 31, 1994), the majority of this variance is one commercial loan for $750,000 on which the payment of interest occurs monthly. This loan is 85% SBA-guaranteed and will mature in May, 1995.

During the period ended March 31, 1995, the Bank charged off a net of $460 on an installment loan repossessed and then subsequently sold. This represents less than .001% of total loans outstanding. One loan in the amount of $4,100, or.01% of total loans outstanding, was charged off during the same period last year. Past due loans at March 31, 1995, were $335,000, or .63% of total loans outstanding. No other loans were past due, restructured or non-accrual during this period. At March 31, 1995, the Company's reserve for loan losses totaled $493,000, which is .93% of total loans.

The Bank maintains an allowance for loan losses which it believes is adequate to absorb potential losses in the loan portfolio. The allowance amounts to two principal components; amounts specifically provided for loans reviewed on an individual or pool basis, and a general portion designed to supplement the specific allocations. The adequacy of the allowance for loan losses is analyzed, and adjustments arc made quarterly, based on a review of all significant loans with particular emphasis on non-accruing, past due and other loans that management believes require special attention because of uncertainties as to their collectibility in accordance with their existing terms.

7. Provision for Taxes.
Effective 1992, the Bank adopted the provisions of SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of that change in the method of accounting for income taxes did not impact the 1992 or 1993 consolidated statements of income. Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabili6es are included in the consolidatcd financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The bank began paying income taxes in the fourth quarter, 1994. By utilization of the Company's net operating loss carryforward (under the provisions of SFAS No. 109), the Company recognized an income tax benefit of $60,000 to 1994 earnings. The Corporation's earnings are now reported on a fully-taxed basis.

Income tax expense attributable to income before extraordinary items was $69,000 for the quarter ended March 31, 1995. This is based on an expected income tax rate of 37.3%.

PART II. OTHER INFORMATION

Item 1. Legal Proceedings,
Not applicable during the current period.

Item 2. Change in Securities.
During the period ended March 31, 1995, the Company acquired additional treasury stock, while in the same period selling some of its original treasury stock to the Bank for non-executive officer compensation. A more comprehensive breakdown of these changes is included in Note 4 of the Company's consolidated financial statements.

Item 3. Defaults upon Senior Securities
None.

Item 4. Submission of Matters to a Vote of Security Holders,
The Annual Meeting of the Stockholders of the Company was held April 17, 1995. At that mecting Isabelle Thomas Davis, G. Bruce Douglas, Samuel J. Foley, Jr., Robert W. Fowler, Ben T. Franklin, Jr., Daniel J. Gallagher, John F. Lovejoy, Jr., Joseph P. Moorer, Guy N. Nix, Jr., Reto J. Schneider and P. Jeremy
Smith, Jr. were elected as directors for the ensuing year by the following vote:

            FOR                WITHOLD
          332,414                100

In addition, the appointment of Stevens, Thomas, Schemer & Sparks, P.A., to examine the Holding Company's financial statements for fiscal 1995 was approved by the following vote:

            FOR       AGAINST      ABSTAIN
          331,014       900          700

No other matters were submitted for a vote of Security Holders.

Item 5. Other Inforination.
In Febmary 1995, the Bank changed data processing systems from SunTrust Data Systems (STDS) to BISYS, Inc. This move was generated by a notification from STDS that they would no longer provide this service.


Item 6. Exhibits and Reports.
(a) Exhibits. None,

(b) Reports on Form 8-K. None.


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PONTE VEDRA BANKING CORPORATION

Guy N. Nix, Jr.,
Vice President and Chief Financial Officer
Dated: